Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE

QUINTANA MARITIME LIMITED TAKES DELIVERY OF ITS
FIRST KAMSARMAX NEWBUILDING
ATHENS, GREECE — July 31, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that it took delivery of its first Kamsarmax bulk carrier Iron Vassilis, on July 27, 2006 from Tsuneishi, a Japanese shipyard. Iron Vassilis has a carrying capacity of 82,257 deadweight tons (dwt).
Iron Vassilis is employed under a master time charter agreement with Bunge S.A. a wholly owned subsidiary of Bunge Limited (NYSE:BG), until December 2010. The vessel was delivered to Bunge S.A. on July 29, 2006.
Iron Vassilis is the first of seventeen vessels that Quintana Maritime has agreed to acquire from Metrobulk, an unaffiliated seller. The remaining fleet to be delivered to Quintana includes three 76,000-dwt 2004-built Panamaxes and thirteen 83,000-dwt Kamsarmax bulkers, six of which were built between February 2005 and May 2006, and the remaining seven of which the Company expects to be delivered between August 2006 and May 2007. All seventeen vessels are sister ships built at Tsuneishi. Kamsarmaxes are a Panamax sub-class that have more carrying capacity than typical Panamax designs. Once all Kamsarmax vessels are delivered, Quintana believes it will control approximately one-quarter of the actively trading Kamsarmax fleet.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented, “We are happy to announce the delivery, ahead of schedule, of the first of the seventeen vessels we agreed to acquire from Metrobulk. This acquisition transforms Quintana Maritime into one of the largest U.S.-listed dry bulk shipping companies by tonnage, with what we believe to be the youngest U.S.-listed dry bulk fleet and the highest and longest contract coverage among our public peers.
“In fewer than seventeen months since we commenced operations, Quintana Maritime has established a leadership position in international drybulk shipping, focusing on larger and modern vessels, implementing a long-term employment strategy for our fleet and balancing growth with stable dividends for the benefit of our shareholders.
“The master charter agreement with Bunge S.A. is a variable charter hire within floor and ceiling rates. This long-term charter agreement controls sixteen of the seventeen vessels to be acquired from Metrobulk. We believe this structure will enable us to count on stable cash flows and also share in the market’s upside.”

Fleet Table as of July 31, 2006

					TC Expiration Date
CURRENT FLEET	Type	DWT	Year Built	Age(in yrs)	(minimum period)
Fearless 1(A)	Panamax	73,427	5-1997	9.2	March 2008
King Coal	Panamax	72,873	1-1997	9.5	March 2008
Coal Glory (A)	Panamax	73,670	3-1995	11.3	June 2008
Coal Age (A)	Panamax	72,861	6-1997	9.1	August 2006
Iron Man (A)	Panamax	72,861	6-1997	9.1	March 2010
Barbara (B)	Panamax	73,390	2-1997	9.4	June 2007
Coal Pride	Panamax	72,600	12-1999	6.6	February 2007
Linda Leah (B)	Panamax	73,390	2-1997	9.4	June 2008
Iron Vassilis	Kamsarmax	82,257	7-2006	0.0	December 2010
Iron Beauty( C )	Capesize	165,500	7-2001	5.0	April 2010
Kirmar( C )	Capesize	165,500	10-2001	4.8	February 2007

Total Current Fleet	11 Vessels	998,329		7.0 years avg (D)

ADDITIONAL VESSELS	Type	DWT	Year Built	Age (in years)	Delivery Range
Grain Express	Panamax	76,466	4-2004	2.3	Sep 06 - Oct 06
Iron Knight	Panamax	76,429	6-2004	2.1	Sep 06 - Oct 06
Grain Harvester	Panamax	76,417	8-2004	1.9	Sep 06 - Oct 06
Iron Fuzeyya	Kamsarmax	82,209	1-2006	0.5	Aug 06
Pascha	Kamsarmax	82,300	*		Nov 06 - Jan 07
Iron Lindrew	Kamsarmax	82,300	*		Jan 07 - March 07
Coal Gypsy	Kamsarmax	82,300	*		Dec 06
Coal Hunter	Kamsarmax	82,300	*		Dec 06
Iron Brooke	Kamsarmax	82,300	*		March 07 - May 07
Iron Manolis	Kamsarmax	82,300	*		May 07
Iron Anne	Kamsarmax	82,000	*		Sep 06
Iron Elizabeth	Kamsarmax	82,224	5-2006	0.2	Aug 06
Ore Hansa	Kamsarmax	82,224	3-2006	0.3	Sep 06
Santa Barbara	Kamsarmax	82,224	3-2006	0.3	Aug 06
Iron Kalypso	Kamsarmax	82,224	1-2006	0.5	Sep 06
Iron Bradyn	Kamsarmax	82,769	2-2005	1.4	Aug 06

Total Additional Vessels	16 Vessels	1,298,986

TOTAL FLEET	27 Vessels	2,297,315

* Under Construction
(A), (B) and (C) indicate sister ships. As of June 30, 2006 Quintana has three sets of Sister Ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister ship concept further enhances our operational flexibility and efficiency.
(D) On a dwt weighted average

ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 1 Kamsarmax bulker, 8 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 998,329 dwt and an average age of 7.0 years on a dwt weighted average. It has also entered into an agreement to acquire 16 additional vessels, including 3 Panamaxes and 13 Kamsarmax bulkers with expected delivery between August 2006 and May 2007 and with an aggregate capacity of 1,298,789 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,297,315 dwt.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact: Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Investor Relations/Financial Media: Paul Lampoutis Capital Link, Inc, New York Tel. 212.661.7566 E-mail: plampoutis@capitallink.com
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